Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ResMed Inc.:

We consent to the use of our reports dated September 11, 2006, with respect to the consolidated balance sheets of ResMed Inc. as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2006, the related financial statement schedule II, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, and the effectiveness of internal control over financial reporting as of June 30, 2006, incorporated herein by reference.

(signed) KPMG LLP

San Diego, California

January 31, 2007

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